Apollo Medical Holdings, Inc. Promotes Chief Technology Officer Brandon Sim to Chief Operating Officer
ALHAMBRA, Calif., February 9, 2021 /PRNewswire/ -- Apollo Medical Holdings, Inc. ("ApolloMed," and together with its subsidiaries and affiliated entities, the "Company") (NASDAQ: AMEH), a leading physician-centric, technology-powered healthcare management company, today announced it has appointed Chief Technology Officer Brandon Sim to the role of Chief Operating Officer (COO), effective February 3, 2021.

In his role as Chief Operating Officer, Mr. Sim will assume responsibility for the Company’s overall strategy, end-to-end service delivery and all non-clinical operations. Mr. Sim will also continue to lead all technology aspects of ApolloMed’s business, including software engineering, information technology, data management and electronic data interchange functions.

Thomas S. Lam, M.D., M.P.H., Co-Chief Executive Officer and President of ApolloMed, stated, “Elevating Brandon to the COO role strengthens our management team as his established leadership and focus on technological innovation at ApolloMed will continue to strengthen our position as one of the most significant physician-centric, risk-bearing healthcare management companies in the country. Since joining ApolloMed in 2019, Brandon has not only brought a laser focus on operational excellence but has also built our engineering team and technology platform from the ground up. As a result of his efforts, the Company and our contracted physicians have benefited from increased operational efficiencies and improved outcomes for our patients. I am confident that Brandon’s expanded role on our leadership team will help the Company continue to innovate in this ever-changing industry and continue to execute on our exciting growth strategy.”

Mr. Sim added, “I am incredibly excited by this opportunity to help lead the Company towards further innovation in the industry and to continue building upon our track record of operational excellence and profitable growth. Our goal is to leverage our expertise in healthcare, operations, and technology to scale our successful population health management model nationwide. I am energized to continue working on healthcare’s most costly and difficult challenges in order to ensure the delivery of high-quality care to our patients in a cost-effective manner.”

Mr. Sim has served as ApolloMed’s Chief Technology Officer and Vice President of Engineering since 2019 and was appointed ApolloMed’s Interim Co-Chief Operating Officer in May 2020. He previously served as Quantitative Researcher at Citadel Securities from 2015 to 2019. From 2012 to 2014, Mr. Sim served as Chief Technology Officer at Theratech, a medical device company focused on developing a low-cost, simple-to-use patch for automated drug delivery. Mr. Sim received his Master of Science in Computer Science and Engineering and Bachelor of Arts in Statistics and Physics, Magna Cum Laude with High Honors, from Harvard University.

About Apollo Medical Holdings, Inc.

ApolloMed is a leading physician-centric, technology-powered, risk-bearing healthcare management company. Leveraging its proprietary population health management and healthcare delivery platform, ApolloMed operates an integrated, value-based healthcare model, which aims to empower the providers in its network to deliver the highest quality of care to its patients in a cost-effective manner.

Headquartered in Alhambra, California, ApolloMed's subsidiaries include management services organizations ("MSOs"), affiliated independent practice associations ("IPAs") and a Next Generation Accountable Care Organization ("NGACO"). Network Medical Management, Inc. and Apollo Medical Management, Inc. are the administrative and managerial services companies for the affiliated physician owned professional corporations that contract with independent physicians to deliver medical services in-office and virtually under the Allied Pacific of California IPA, Alpha Care Medical Group, Inc. and Accountable Health Care IPA brands. These affiliates are supported by ApolloMed Hospitalists, a Medical Corporation. Our NGACO operates under the APA ACO, Inc. brand and participates in the Centers for Medicare & Medicaid Services program that allows provider groups to assume higher levels of financial risk and potentially achieve a higher reward from participation in the program's attribution-based risk sharing model. For more information, please visit www.apollomed.net.

FOR MORE INFORMATION, PLEASE CONTACT:
Investor Relations
(626) 943-6491
investors@apollomed.net

Carolyne Sohn, The Equity Group
(415) 568-2255
csohn@equityny.com